EXHIBIT 23.(ii)

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of Cox Communications, Inc. on Form S-8 of our report dated February 2, 1999, on the consolidated financial statements of Cox Communications PCS, L.P. and subsidiaries for each of the three years ended December 31, 1998, appearing in the Annual Report on Form 10-K of Cox Communications, Inc. for the year ended December 31, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
Kansas City, Missouri
August 6, 1999